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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                               (Amendment No. 1)

                           U.S. PHYSICAL THERAPY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     90337L
                                 --------------
                                 (CUSIP Number)

                                February 7, 2001
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

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----------------                                               -----------------
CUSIP No. 90337L                    13G                        Page 2 of 5 Pages
----------------                                               -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Clarence E. Mayer  (S/S No. ###-##-####)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            675,000

                      ----- ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY            0
      OWNED BY
        EACH          ----- ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
       PERSON
        WITH                675,000

                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           675,000

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]


---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.47%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN

---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 5 pages

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Item 1(a)           Name of Issuer:
                    ---------------

                    U.S. Physical Therapy, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    3040 Post Oak Boulevard, Suite 222
                    Houston, Texas 77056

Items 2(a)          Name of Person Filing:
                    ----------------------

                    This statement is being filed by Clarence E. Mayer.

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    100 North Post Oak Lane
                    Suite 900
                    Houston, Texas 77024

Item 2(c)           Citizenship:
                    ------------

                    United States

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock, par value $.01 per share

Item 2(e)           CUSIP Number:
                    -------------

                    90337L

Item 3              Not Applicable

Item 4(a)           Amount Beneficially Owned:
                    --------------------------

                    675,000

Item 4(b)           Percent of Class:
                    -----------------

                    12.47%

Item 4(c)           Number of shares as to which such person has:
                    ---------------------------------------------

                    (i)    Sole power to vote or to direct the
                           vote: 675,000


                               Page 3 of 5 pages

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                    (ii)   Shared power to vote or to direct the
                           vote:  0

                    (iii)  Sole power to dispose or to direct the
                           disposition of:  675,000

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    -------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages

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                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2001


/s/ Clarence E. Mayer
-----------------------------
    Clarence E. Mayer


                               Page 5 of 5 pages